Exhibit 3.1

Text of Amended and Restated Sections 2.1 and 2.5 of By-laws

(Revisions Shown by Underlining)

Section 2.1:

“Section 2.1     Place of Shareholders' Meetings. Meetings of shareholders shall be held at such places within or without the Commonwealth of Pennsylvania as may be fixed by the Board of Directors, from time to time. If no such place is fixed by the Board of Directors, meetings of the shareholders shall be held at the registered office of the Corporation.  Notwithstanding the preceding, if a meeting of the shareholders is held by means of the internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the directors, make appropriate motions and comment on the business of the meeting, the meeting need not be held at a particular geographic location.”

Section 2.5:

“Section 2.5     Quorum of and Action by Shareholders.  Unless otherwise provided in the Articles of Incorporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purposes of considering such matter, and, unless otherwise specifically provided by law, a majority of the votes cast by shareholders at a duly organized meeting shall be the acts of the shareholders.  The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.  If a meeting cannot be organized because a quorum has not attended, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of Directors, those shareholders who attend the second of such adjourned meetings, although less than a quorum as fixed in this Section, or in the Articles of Incorporation, shall nevertheless constitute a quorum for the purpose of electing Directors.  The presence or participation, including voting and taking other action, at a meeting of shareholders or the expression of consent or dissent to corporate action by a shareholder by conference telephone or other electronic means, including, without limitation, the internet, shall constitute the presence of, or vote or action by, the shareholder for purposes of these By-laws.”